                                                                    EXHIBIT 99.1

                               [DELTA LETTERHEAD]

                                                     July 20, 2005


Mr. Edward H. Bastian [Address]


Dear Ed:

I am pleased to confirm our offer of employment for the position of Executive Vice President and Chief Financial Officer of Delta Air Lines, Inc. ("Delta" or the "Company"). As per our discussion, the effective date of your position will be July 20, 2005 (referred to herein as the "Starting Date").

Your base starting salary will be $450,000 per annum, payable in accordance with the usual payment practices of the Company.

We realize that Delta is currently in a challenging period. We also appreciate that by accepting our offer of employment you will be subject to the penalty of repayment of a significant portion of the $250,000 signing bonus that you received from your current employer. We further understand that you will forfeit very substantial additional compensation and opportunities by leaving your current employer, including, without limitation, (i) your annual bonus for 2005,
(ii) 25,000 restricted shares (current market value of over $650,000), (iii) a stock option for 25,000 shares (current Black-Scholes value of over $215,000),
(iv) the opportunity to generally participate in your current employer's long-term incentive plan and (v) severance protections, including enhanced severance benefits in the event of a change in control of your current employer. In recognition of all of the foregoing, Delta will make a one-time cash payment to you in the amount of $350,000 payable promptly after the Starting Date. We understand that a substantial portion of this amount will be paid over by you to your current employer to repay a portion of the signing bonus referred to above. The amount of this one-time payment will not constitute earnings for purposes of determining your benefits under any employee benefit plan, program or policy of Delta.

In addition to the above, the following information generally summarizes the terms of our agreement.

Except as otherwise provided in this letter agreement, your employment with Delta will be subject to Delta's standard policies and will be governed by the terms and conditions of the Human Resources Practices Manual, as may be amended from time to time hereafter. You will be provided with paid time off in accordance with Delta's standard policy regarding these benefits. You will also be eligible to participate in annual and long-term incentive compensation opportunities and other benefits as are provided to Executive Vice Presidents of Delta, including flight benefits, life insurance, and similar programs as in effect from time to time.

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Mr. Edward H. Bastian Page 2
July 20, 2005


You will also be eligible to participate in Delta's standard benefit programs, as amended from time to time, including the following:

1. DeltaFlex, our flexible benefits plan, which provides you with a menu of choices for medical, dental, vision and long-term disability benefits. You will select your coverage when you complete the enrollment process. A Benefits Enrollment package will be mailed to your mailing address on file in Delta's Human Resources database, generally within 10 days following your Starting Date. A two-week enrollment period is provided to make your benefit selections. Coverage is effective on the 1st or 16th of the month following the close of the enrollment period. The enrollment period dates and the Effective Date of Coverage are all included in the Benefits Enrollment package. You may consider continuation of coverage under your current health care plan until Delta's coverage begins.

2. The Family-Care Disability and Survivorship Plan, which provides certain short-term disability income to you and certain benefits in the event of death.

3. The Delta Retirement Plan as amended and restated July 1, 2003, under which benefits will accrue in accordance with the terms of that plan under the cash balance formula only. In addition, Delta has a nonqualified plan that is designed to cover any excess benefits not payable by the Delta Retirement Plan due to Internal Revenue Code ss. 415 or 401(a)(17) limitations. Your participation in the nonqualified plan will be on an unfunded basis.

4. The Delta Family-Care Savings Plan, which currently features participation immediately upon employment, with pre-tax or post-tax employee contributions of up to 13% (up to the limits of the Internal Revenue Code) and a 50% match on your contribution of the first 4% of base salary, with Delta's maximum contribution equal to 2% of eligible earnings.

All consideration provided by Delta shall be provided subject to withholding and other federal, state and local taxes and deductions as provided by law.

If the terms outlined reflect your understanding of our agreement and you accept employment based on these terms, please indicate your acceptance by signing the two original letters provided. Please keep one letter for your records and return the other to me.

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Mr. Edward H. Bastian Page 3
July 20, 2005


Ed, we are extremely pleased and grateful to have you back on the Delta team, and we look forward with great pleasure to continuing our association with you in this important role at Delta.

                                            Sincerely,
                                            /s/ BETH JOHNSTON
                                            VICE PRESIDENT
                                            HUMAN RESOURCES


DF/LK/EHJ:mm




/s/ Edward H. Bastian
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Edward H. Bastian


July 20, 2005
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Date